Exhibit 99.1

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LAZARD CHIEF FINANCIAL OFFICER
MICHAEL J. CASTELLANO TO RETIRE IN MARCH 2011

MATTHIEU BUCAILLE, DEPUTY CHIEF EXECUTIVE OFFICER OF
LAZARD FRERES BANQUE IN PARIS,
TO BECOME CFO, EFFECTIVE APRIL 2011

NEW YORK, March 22, 2010 – Lazard Ltd (NYSE: LAZ) announced today that Michael J. Castellano intends to retire as Chief Financial Officer, effective March 31, 2011. Matthieu Bucaille, currently Deputy Chief Executive Officer of Lazard Frères Banque in Paris, will succeed Mr. Castellano as CFO, effective April 1, 2011. Mr. Bucaille will join the Firm’s senior management team, effective immediately. Mr. Bucaille will transfer from Lazard’s Paris office to New York during the third quarter of 2010, and will work closely with Lazard Chairman and Chief Executive Officer Kenneth M. Jacobs, current CFO Mr. Castellano and the Firm’s global finance and strategic planning teams.

“Mike Castellano is one of the most respected CFOs in our industry,” said Mr. Jacobs.  “We greatly appreciate all that he has accomplished as an important member of our senior management team in structuring Lazard’s enviable financial position and an outstanding global finance team, as we have transformed the firm into a preeminent publicly listed global financial advisory and asset management firm.  He also has been instrumental in building strong relationships for Lazard with our investors and the financial community, and communicating the strength of our long-term strategy.”

“Matthieu Bucaille has advised clients worldwide on corporate finance, mergers and acquisitions, and divestitures for more than 20 years,”  said Mr. Jacobs. “Having worked with him over that time I have gained the utmost trust and respect for his integrity and intelligence. In addition, as a result of his experience, he brings us a global view of our business, as well as a deep expertise in finance, accounting and capital structure.”

Mr. Castellano, age 63, has served as Chief Financial Officer of Lazard since August 2001, and was instrumental in Lazard’s successful IPO in May 2005.  Prior to joining Lazard, Mr. Castellano held various senior management positions at Merrill Lynch & Co. and was a partner with Deloitte & Touche where he served a number of investment banking clients for 24 years.

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Mr. Bucaille, age 50, was made a partner in 1998 having joined Lazard in France in 1989.  Most recently, in addition to his work for clients, Mr. Bucaille has had oversight of Lazard France’s support functions for the Financial Advisory and Asset Management businesses including Finance, Information Technology and Human Resources.  He is a graduate of ESSEC and holds an MBA with a focus on finance and accounting from the Wharton Business School.

About Lazard
Lazard, one of the world's preeminent financial advisory and asset management firms, operates from 40 cities across 25 countries in North America, Europe, Asia, Australia, Central and South America.  With origins dating back to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals.  For more information on Lazard, please visit www.lazard.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements.”  In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control.  There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in reports on Forms 10-Q and 8-K including the following:
●	A decline in general economic conditions or the global financial markets;
●	Losses caused by financial or other problems experienced by third parties;
●	Losses due to unidentified or unanticipated risks;
●	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and
●	Competitive pressure.
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Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Monthly updates of these funds will be posted to the Lazard Asset Management website (www.lazardnet.com) on the third business day following the end of each month. Investors can link to Lazard and its operating company websites through www.lazard.com.

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